Exhibit 5.1

May 23, 2007

ExpressJet Holdings, Inc.
700 North Sam Houston Parkway West
Suite 200
Houston, Texas 77067

Gentlemen:

            We have acted as counsel to ExpressJet Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 6,250,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), issuable under the ExpressJet Holdings, Inc. 2007 Stock Incentive Plan (the “Plan”).

            As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement, (b) the Plan, (c) the Restated Certificate of Incorporation of the Company, (d) the Amended and Restated Bylaws of the Company, (e) certain resolutions of the Board of Directors of the Company certified to us to be true and correct by the Company’s Secretary, and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law (the “DGCL”) and regulations as we have deemed necessary or advisable for the purposes of this opinion.  We have not independently verified any factual matter relating to this opinion.

            In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

ExpressJet Holdings, Inc.
May 23, 2007

            Based on the foregoing and on such legal considerations as we deem relevant and subject to the qualifications and limitations set forth below, we are of the opinion that the Shares have been duly authorized and, when issued and delivered upon receipt by the Company of lawful consideration under Delaware law in accordance with the Plan, will be validly issued, fully paid and non-assessable.

            We express no opinion other than as to the federal laws of the United States of America and the DGCL, which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws.  For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

            We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

            Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

                                                            Very truly yours,